===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            AmSouth Bancorporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          [AMSOUTH LOGO APPEARS HERE]

                                                                 March 13, 2000

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of AmSouth Bancorporation scheduled for 11:00 A.M., Birmingham, Alabama time, on Thursday, April 20, 2000 at the auditorium of AmSouth Bank in the AmSouth-Harbert Plaza, 1901 Sixth Avenue North, in Birmingham, Alabama. The matters scheduled for consideration at the meeting are described in the attached Notice of Meeting of Shareholders and Proxy Statement.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend, please complete, sign and return the enclosed proxy card as soon as possible. This will not affect your right to vote in person or attend the meeting.

  Also enclosed is AmSouth's 1999 Annual Report to Shareholders which contains additional information about AmSouth, including a financial summary, our letter to shareholders and selected financial data. We believe that this information will be useful and informative regarding the current status of your company.


                                            Sincerely,

                                            /s/ C. Dowd Ritter
                                            C. Dowd Ritter
                                            President and Chief Executive
                                            Officer

AmSouth
    Bancorporation

-------------------------------------------------------------------------------

Post Office Box 11007
Birmingham, Alabama 35288

NOTICE OF MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 20, 2000

TO THE HOLDERS OF SHARES OF COMMON STOCK:

 NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the regular Annual Meeting of Shareholders of AMSOUTH BANCORPORATION will be held in the auditorium of AmSouth Bank in the AmSouth-Harbert Plaza, 1901 Sixth Avenue, North, in Birmingham, Alabama, on Thursday, April 20, 2000 at 11:00 A.M., Birmingham, Alabama time, for the purpose of considering and voting upon the following matters:

 1. The election of five directors of Class III to serve for a term of three years until the Annual Meeting of Shareholders in 2003 or until their successors are elected and qualify.

 2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

 Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the meeting.

 Only those shareholders of record at the close of business on February 22, 2000 shall be entitled to receive notice of the meeting and to vote at the meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS

March 13, 2000                     /s/ Stephen A. Yoder
                                   Stephen A. Yoder

                                   Secretary

-------------------------------------------------------------------------------
WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY IF YOU WISH. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.
-------------------------------------------------------------------------------

TABLE OF CONTENTS                                                           PAGE

Shareholder Letter................................................ Outside Cover
Notice of Meeting.................................................  Inside Cover
Proxy Statement...................................................             1
General...........................................................             1
Voting Securities and Principal Holders Thereof...................             1
Election of Directors.............................................             5
Executive Compensation............................................            13
Voting Procedures.................................................            22
Relationship With Independent Public Accountants..................            23
Miscellaneous Information.........................................            23

                                PROXY STATEMENT
                             DATED MARCH 13, 2000
                            AmSouth Bancorporation
                   P.O. Box 11007, Birmingham, Alabama 35288
                      For Annual Meeting of Shareholders
                         To be Held on April 20, 2000
GENERAL

 This Proxy Statement is furnished on or about March 16, 2000, to the shareholders of AmSouth Bancorporation ("AmSouth" or "the Corporation") in connection with the solicitation of proxies by the Board of Directors of AmSouth to be used in voting at the Annual Meeting of Shareholders to be held on April 20, 2000 and any adjournment or adjournments thereof. If the enclosed Proxy is properly executed and received by AmSouth before or at the Annual Meeting, the shares represented thereby will be voted as specified in the Proxy, but if no specification is made, the shares represented by the Proxy will be voted for the election of all five of the nominees as directors.

 The person giving the enclosed Proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later written proxy or a written revocation to the corporate secretary of AmSouth, provided such later written proxy or revocation is actually received by the corporate secretary of AmSouth before the vote of shareholders.

 Solicitation of proxies will be made initially by mail. In addition, proxies may be solicited by directors, officers and other employees of AmSouth and its subsidiaries, in person, by telephone and by other means. AmSouth has also retained Morrow & Co., Inc. to assist with the solicitation of proxies for a fee of $8,500 plus the reimbursement of any out-of-pocket expenses incurred. It is possible that Morrow & Co. may be paid additional fees depending upon the services rendered. The cost of preparing, assembling and mailing this Proxy Statement and other materials furnished to shareholders and all other expenses of solicitation, including the expenses of brokers, custodians, nominees and other fiduciaries who, at the request of AmSouth, mail material to or otherwise communicate with beneficial owners of the shares held by them, will be paid by AmSouth.

 This Solicitation is made by the Board of Directors of AmSouth.

 The purposes of the Annual Meeting are as set forth in the accompanying "Notice of Meeting of Shareholders." Management of AmSouth does not know of any matters that may be brought before the Annual Meeting other than as described in the Notice of Meeting. If any other matters should properly be brought before the Annual Meeting or any adjournments thereof, the individuals named on the enclosed Proxy will vote on such matters in accordance with their discretion.

 The Board of Directors urges that you execute and return the enclosed Proxy as soon as possible and recommends that the shares represented by the Proxy be voted in favor of the election of the five nominees as directors.

 A copy of AmSouth's 1999 Annual Report to Shareholders accompanies this Proxy Statement. A copy of AmSouth's Annual Report on Form 10-K for the year ended December 31, 1999 will be furnished without charge to any shareholder who requests such report in writing from M. List Underwood, Jr., AmSouth Bancorporation, Investor Relations Department, Post Office Box 11007, Birmingham, Alabama 35288.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

 Shares of common stock, $1.00 par value per share, are the only authorized securities of AmSouth entitled to vote, and each outstanding share is entitled to one vote. Only holders of record of common stock at the close of business on February 22, 2000 will be entitled to vote at the Annual Meeting. AmSouth is currently authorized to issue up to seven hundred and fifty million (750,000,000) shares of such common stock. As of February 22, 2000, there were 387,856,273 shares of common stock of AmSouth issued, outstanding and entitled to vote.

 Shareholders who are participants in AmSouth's Dividend Reinvestment and Common Stock Purchase Plan (the "DRP") and/or are AmSouth employees who participate in the AmSouth Thrift Plan or are individuals who have balances in the FIRST Plan formerly offered by First American Corporation will find that the enclosed Proxy shows the total of the number of any shares held by them in their own names (but not in street name through a broker) as well as those shares, including fractions of shares, held on their behalf by the agent for the DRP and/or the trustee for the Thrift Plan and the FIRST Plan.

 Signing and returning the enclosed Proxy will allow voting of all shares, including those held by the Dividend Reinvestment Plan agent and the trustee for the Thrift Plan and the FIRST Plan. Except with respect to the election of directors and any proposal for a merger or other reorganization, the trustee for the Thrift Plan may, in its discretion, under the terms of the Thrift Plan, vote shares for which no directions have been received. The trustee for the FIRST Plan may vote any shares for which directions have not been received.

 At December 31, 1999 no person was known to the Management of AmSouth to be the beneficial owner of more than five percent of AmSouth's outstanding common stock. The following tabulation reflects the number of shares of AmSouth common stock (rounded to the nearest whole number) beneficially owned by
(i) each director and nominee for director of AmSouth, (ii) the four most highly compensated executive officers who are not also directors (listed in the table under the heading "Certain Executive Officers") and (iii) the directors, nominees and executive officers of AmSouth as a group.

 All of the directors of AmSouth have elected to defer receipt of some or all of the retainer and meeting fees they are paid for service on the Board of Directors and to receive shares of AmSouth stock instead of cash when the deferred amounts are paid. Therefore, the ultimate value of the amounts deferred will be tied to the performance of AmSouth stock. As of February 22, 2000, the directors as a group held 42,054 shares of such deferred stock. Executive officers of AmSouth may make a similar election to defer receipt of bonuses and to receive shares of AmSouth stock when the deferred amounts are paid. Such stock, whether attributable to deferrals by directors or executive officers, is hereinafter referred to as "Deferred Stock."

                           AmSouth Shares Beneficially Owned(/1/) As of February 22, 2000
                          ---------------------------------------------------------------------------------
                               Sole                    Shared                            Percent of Total
Person, Group or Entity     Power(/2/)               Power(/3/)        Aggregate           Outstanding
-----------------------   -----------------        ---------------   ----------------- --------------------
DIRECTORS AND NOMINEES
Dennis C. Bottorff......          1,784,465(/4/)                  0          1,784,465                 *
J. Harold Chandler......             28,670                       0             28,670                 *
James E. Dalton, Jr.....             12,346                       0             12,346                 *
Earnest W. Deavenport,
 Jr.....................             48,974                       0             48,974                 *
Rodney C. Gilbert.......             23,260                       0             23,260                 *
Elmer B. Harris.........             15,312                   4,707             20,019                 *
James A. Haslam II......            287,825                  29,980            317,805                 *
Thomas E. Hoaglin.......             10,092(/5/)                  0             10,092                 *
Martha R. Ingram........             65,877                       0             65,877                 *
Victoria B. Jackson.....             11,356                       0             11,356                 *
Ronald L. Kuehn, Jr.....             30,167                   3,240             33,407                 *
James R. Malone.........             10,139                   6,750             16,889                 *
Francis A. Newman.......              7,129                       0              7,129                 *
Claude B. Nielsen.......             14,764                   2,186             16,950                 *
John N. Palmer..........            202,917                       0            202,917                 *
Benjamin F. Payton......             14,121                       0             14,121                 *
C. Dowd Ritter..........            895,401(/6/)             19,333            914,734                 *
Herbert A. Sklenar......             12,123                  13,333             25,456                 *
CERTAIN EXECUTIVE
 OFFICERS
Candice W. Bagby........            140,449(/7/)              5,300            145,749                 *
Sloan D. Gibson, IV.....            214,117(/8/)             14,100            228,217                 *
W. Charles Mayer, III...            191,402(/9/)              8,475            199,877                 *
E.W. Stephenson, Jr.....            198,945(/10/)            24,000            222,945                 *
Directors, Nominees and
 Executive Officers as a
 group (consisting of
 28 persons)............          4,776,403(/11/)           131,404          4,907,807               1.3%

-------
* Less than one percent

Notes

 (1) The number of shares reflected are shares which under applicable regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned under such regulations include shares as to which, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is divided, where applicable, into two categories: shares as to which voting/investment power is held solely, and shares as to which voting/investment power is shared.
 (2) Unless otherwise indicated in the following notes, if a beneficial owner is shown as having sole power, the owner has sole voting as well as sole investment power, and if a beneficial owner is shown as having shared power, the owner has shared voting power as well as shared investment power. If ownership of restricted stock is shown, the individual has sole voting power, but no power of disposition. The amounts in this column include (a) 675 shares of restricted stock awarded under AmSouth's Director Restricted Stock Plan to each of directors Chandler, Gilbert, Harris, Kuehn, Malone, Nielsen, Payton and Sklenar, 450 shares of such restricted stock awarded to each of directors Dalton, Jackson and Newman and 100 shares of such restricted stock awarded to each of directors Deavenport, Haslam, Ingram and Palmer, (b) shares of Deferred Stock held by the following directors in the amounts (rounded) shown: Chandler-- 5,444; Dalton--1,124; Deavenport--562; Gilbert--11,648; Harris--4,823;
     Haslam--548; Jackson--314; Kuehn--5,062; Malone--1,870; Newman--2,273;
     Nielsen--2,489; Palmer--207; Payton--692; and Sklenar--4,998, and (c) stock options for 3,750 shares for each of directors Chandler, Dalton, Gilbert, Harris, Jackson, Kuehn, Malone, Newman, Nielsen, Payton and Sklenar, stock options for 28,257 shares for each of directors Deavenport, Haslam and Ingram, and stock options for 5,805 shares for Mr. Palmer. Option information for directors Bottorff and Ritter are in footnotes (4) and (6), respectively. For Directors, shares of Deferred Stock are held under the deferred compensation plan for directors and have no voting rights. Some individuals are beneficial owners of shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan. The individual has sole voting power, but no direct power of disposition, with respect to the shares held in the Stock Fund, but can elect to move monies in and out of the Fund and/or change the amount of contributions, thereby affecting the individual's balance in the Fund.
 (3) This column may include shares held in the name of, among others, a spouse, minor children or certain other relatives sharing the same home as the director, nominee or executive officer, as to all of which beneficial ownership is disclaimed by the respective director, nominee and executive officer.
 (4) Includes 925,209 shares which could be acquired within 60 days pursuant to stock options, 187,500 shares of restricted stock, 402 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan and 35,917 shares held in the former First American Corporation FIRST Plan.
 (5) Includes 92 shares held by the AmSouth Stock Fund of the AmSouth Thrift
     Plan.
 (6) Includes 295,552 shares which could be acquired within 60 days pursuant to stock options, 100,000 shares of restricted stock and 73,162 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.
 (7) Includes 54,079 shares which could be acquired within 60 days pursuant to stock options and 2,131 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.
 (8) Includes 92,806 shares which could be acquired within 60 days pursuant to stock options, 6,587 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan and 40,640 shares in the Deferred Compensation Plan.
 (9) Includes 78,504 shares which could be acquired within 60 days pursuant to stock options, and 7,990 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.
(10) Includes 66,212 shares that could be acquired within 60 days pursuant to stock options and 14,718 shares held by the AmSouth Stock Fund of the AmSouth Thrift Plan.
(11) 181,558 of these shares are held by the AmSouth Stock Fund of the AmSouth Thrift Plan and the FIRST Plan, 287,500 of these shares are restricted stock, 1,768,714 of these shares could be acquired within 60 days pursuant to stock options and 89,948 are shares of Deferred Stock.

 As of February 22, 2000, AmSouth held 24,799,115 shares of its common stock as Treasury shares.

ELECTION OF DIRECTORS

General

 Under AmSouth's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, with the term of office of each class expiring in successive years. AmSouth's Bylaws provide that the number of directors will be fixed from time to time by the vote of two-thirds of the directors then in office who have been elected by the shareholders. The terms of Class III Directors expire at this Annual Meeting. On April 20, 2000, Director Herbert A. Sklenar will retire. The terms of Class I and Class II Directors will expire in 2001 and 2002, respectively. The Board of Directors is recommending the election to Class III of directors Martha R. Ingram, Ronald L. Kuehn, Jr., Francis A. Newman, John N. Palmer and C. Dowd Ritter. Each of the Class III Directors elected at this Annual Meeting will serve three-year terms expiring at the 2003 Annual Meeting of Shareholders or until his or her respective successor is elected and qualified, except as provided in the Bylaws. It is intended that unless "Withhold Authority" is noted as to all or some of the nominees, proxies in the accompanying form will be voted at the Annual Meeting for the election of the nominees named below for the term indicated. If any nominee is not a candidate when the election occurs, it is intended that the proxies will be voted for the election of the other nominees and may be voted, unless authorization is withheld, for any substitute nominees in the discretion of the proxies. Management has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected. The names of the nominees and the directors who will continue to serve unexpired terms and certain information relating to them, including the business experience of each during the past five years, follow. Each of the directors of AmSouth is also a director of AmSouth Bank, a wholly-owned subsidiary of AmSouth.

                NOMINEES FOR TERMS EXPIRING IN 2003 (CLASS III)

                          Director Principal Occupation
Name of Director      Age Since    for Past 5 Years                             Other Directorships(/1/)
--------------------------------------------------------------------------------------------------------
Martha R. Ingram      64  1999     Chairman of the Board, July 1995 to date,    Baxter International,
                                   and Director of Public Affairs, 1981 to      Inc.
                                   1995, Ingram Industries, Inc. (diversified   Ingram Industries,
                                   transportation and energy company,           Inc.
                                   distributor of consumer products and a non-  Ingram Micro, Inc.
                                   standard automobile insurance company)       Weyerhauser Company

Ronald L. Kuehn, Jr.  64  1986     Chairman of the Board, October 1999 to date, Dun & Bradstreet
                                   El Paso Energy Corporation (diversified      Corporation
                                   energy company); Chairman of the Board,      El Paso Energy
                                   President and Chief Executive Officer, 1986  Corporation
                                   to October 1999, Sonat Inc. (diversified     Praxair, Inc.
                                   energy holding company)                      Protective Life
                                                                                Corporation
                                                                                Transocean Sedco Forex
                                                                                Inc.
                                                                                Union Carbide
                                                                                Corporation

Francis A. Newman     51  1997     Chairman of the Board, February 1997 to      Eckerd Corporation
                                   date, Chief Executive Officer, February 1996 JoAnn Stores, Inc.
                                   to date, and President and Chief Operating   Jabil Circuit, Inc.
                                   Officer, July 1993 to date, Eckerd
                                   Corporation (retail drug company)

John N. Palmer        65  1999     Chairman of the Board, January 2000 to date, Eastgroup Properties,
                                   GulfSouth Capital, Inc. (venture capital);   Inc.
                                   Chairman of the Board, 1989 to 1999, SkyTel
                                   Communications, Inc. (telecommunications
                                   company)

C. Dowd Ritter        52  1993     Chairman of the Board of AmSouth, September  Alabama Power Company
                                   1996 to October 1999, and of AmSouth Bank,
                                   September 1996 to date; President and Chief
                                   Executive Officer, January 1996 to date,
                                   AmSouth and AmSouth Bank; President and
                                   Chief Operating Officer, August 1994 to
                                   December 1995, AmSouth Bank of Alabama

Photo of Martha R. Ingram
                                           Photo of Ronald L. Kuehn, Jr.

                   Martha R. Ingram        Ronald L. Kuehn, Jr.


Photo of Francis A. Newman
                                           Photo of John N. Palmer

                   Francis A. Newman       John N. Palmer


Photo of C. Dowd Ritter

                   C. Dowd Ritter

                 DIRECTORS WHOSE TERMS EXPIRE IN 2001 (CLASS I)

                         Director Principal Occupation
Name of Director     Age Since    for Past 5 Years                             Other Directorships(/1/)
-------------------------------------------------------------------------------------------------------
Dennis C. Bottorff   55  1999     Chairman of the Board, October 1999 to date, Dollar General
                                  AmSouth; Chairman of the Board, 1994 to      Corporation
                                  October 1999, and Chief Executive Officer,   Ingram Industries, Inc.
                                  1991 to October 1999, of First American
                                  Corporation (bank holding company) and First
                                  American National Bank; President, 1991 to
                                  1997, First American Corporation

Rodney C. Gilbert    60  1994     President and Chief Executive Officer,
                                  January 1999 to date, RCG Consulting, LLC
                                  (general business consultant); Chairman of
                                  the Board and Chief Executive Officer, March
                                  1998 to October 1998, Enfinity Corporation
                                  (HVAC, energy and indoor environmental
                                  services); President and Chief Executive
                                  Officer, 1993 to March 1997, Rust
                                  International Inc. (provider of engineering
                                  and environmental and infrastructure
                                  consulting services and other on-site
                                  industrial and related services)

Thomas E. Hoaglin    50  2000     Vice Chairman, February 2000 to date,        The Gorman-Rupp
                                  AmSouth and AmSouth Bank; Chairman and Chief  Company
                                  Executive Officer, 1997 to 1999, Banc One
                                  Services Corp.; Chairman, 1996 to 1997,
                                  Project One of Bank One Corporation;
                                  Chairman and Chief Executive Officer, 1992
                                  to 1995, Banc One Ohio Corporation (banks or
                                  bank-related entities)

Victoria B. Jackson  45  1997     Consultant/Founder, January 1999 to date,    Hussman International,
                                  and President and Chief Executive Officer,   Inc.
                                  1977 to January 1999, DSS/ProDiesel, Inc.    Meritor Automotive, Inc.
                                  (manufacturer and remanufacturer of major    Whitman Corporation
                                  transportation components)

Claude B. Nielsen    49  1993     President and Chief Executive Officer, 1991  Colonial Properties
                                  to date, Coca-Cola Bottling Company United,  Trust
                                  Inc. (soft drink bottler)

Benjamin F. Payton   67  1983     President, Tuskegee                          Morrison Management
                                  University, 1981 to date                      Specialists, Inc.
                                                                               Praxair, Inc.
                                                                               Ruby Tuesday, Inc.
                                                                               The Liberty Corporation

Photo of Dennis C. Bottorff
                                           Photo of Rodney C. Gilbert
                   Dennis C. Bottorff      Rodney C. Gilbert


Photo of Thomas E. Hoaglin
                                           Photo of Victoria B. Jackson
                   Thomas E. Hoaglin       Victoria B. Jackson


Photo of Claude B. Nielsen
                                           Photo of Benjamin F. Payton
                   Claude B. Nielsen       Benjamin F. Payton

                DIRECTORS WHOSE TERMS EXPIRE IN 2002 (CLASS II)

                            Director Principal Occupation
Name of Director        Age Since    for Past 5 Years                             Other Directorships(/1/)
----------------------------------------------------------------------------------------------------------
J. Harold Chandler      50  1995     Chairman of the Board, President and Chief   Herman Miller, Inc.
                                     Executive Officer, November 1999 to date,    UnumProvident
                                     and President and Chief Operating Officer,   Corporation
                                     June 1999 to November 1999, UnumProvident
                                     Corporation (insurance company); Chairman of
                                     the Board, April 1996 to June 1999, and
                                     President and Chief Executive Officer,
                                     November 1993 to June 1999, Provident
                                     Companies, Inc. (insurance company)
James E. Dalton, Jr.    57  1998     President and Chief Executive Officer, 1990  US Oncology, Inc.
                                     to date, Quorum Health Group, Inc. (hospital Quorum Health Group,
                                     ownership and management company)            Inc. Universal Health
                                                                                  Realty
                                                                                   Income Trust
Earnest W. Deavenport,  61  1999     Chairman of the Board and Chief Executive    Eastman Chemical
 Jr.                                 Officer, 1994 to date, Eastman Chemical       Company
                                     Company (manufacturer of plastic, chemical   Milliken and Company
                                     and fiber products)
Elmer B. Harris         60  1989*    President and Chief Executive Officer, 1989  Alabama Power Company
                                     to date, Alabama Power Company (public       Southern Company
                                     utility)
James A. Haslam II      69  1999     Chairman of the Board, July 1995 to date,
                                     and President and Chief Executive Officer,
                                     1958 to July 1995, Pilot Corporation (retail
                                     operator of travel centers and convenience
                                     stores/gasoline stations)
James R. Malone         57  1994     Chairman of the Board, December 1996 to      Ametek, Inc.
                                     date, and Chief Executive Officer, May 1997  HMI Industries, Inc.
                                     to date, HMI Industries, Inc. (producer of
                                     cleaners for residential and commercial use
                                     and other industrial manufactured products);
                                     Partner, July 1998 to date, Rhone Capital
                                     LLC (private investments); Chairman of the
                                     Board and Chief Executive Officer, June 1990
                                     to date, Intek Capital, Inc. (private
                                     investment and business management);
                                     Chairman of the Board, January 1996 to
                                     February 1997, and President and Chief
                                     Executive Officer, May 1993 to December 1995
                                     and September 1996 to February 1997, Anchor
                                     Glass Container Corporation (glass container
                                     manufacturer)

-------
* During the period May--November 1995, Mr. Harris was a board member of a subsidiary bank but was not a member of the Board of AmSouth.

Photo of J. Harold Chandler
                                           Photo of James E. Dalton, Jr.

                   J. Harold Chandler      James E. Dalton, Jr.


Photo of Earnest W. Deavenport, Jr.
                                           Photo of Elmer B. Harris

                   Earnest W. Deavenport, Jr.
                                           Elmer B. Harris


Photo of James A. Haslam II
                                           Photo of James R. Malone

                   James A. Haslam II      James R. Malone

NOTES

 (1) These are directorships with corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF DIRECTORS AS SET FORTH IN THIS PROXY STATEMENT.

Certain Information Concerning the Board of Directors and Its Committees

 The full Board of Directors met eight times during 1999. To assist it in carrying out its work, the Board of Directors has the following standing committees: Audit and Community Responsibility; Executive Compensation; Director Affairs; Finance and Employee Benefits; Strategic Planning; Trust and Investment; and an Executive Committee.

 The membership of the Audit and Community Responsibility Committee currently consists of Directors Claude B. Nielsen (Chairman), James E. Dalton, Jr., James A. Haslam II, Martha R. Ingram, Victoria B. Jackson, Ronald L. Kuehn, Jr. and Benjamin F. Payton. This committee is charged by the Board of Directors with several major functions, including to oversee the audit and examination of the financial condition of the Corporation and to consider and review the policies of the Corporation addressing various internal control matters. In performing these functions, the committee met four times during 1999.

 The Executive Compensation Committee is currently composed of Directors J. Harold Chandler (Chairman), Rodney C. Gilbert, Elmer B. Harris, Martha R. Ingram, James R. Malone and Claude B. Nielsen and met five times during 1999. The committee makes recommendations to the Board regarding AmSouth's overall compensation structure for senior management, is charged with the administration of AmSouth's executive compensation plans, designates awards for the senior executives on AmSouth's Management Committee under AmSouth's benefit plans and approves new executive compensation plans and amendments to existing plans.

 The current members of the Director Affairs Committee are Directors Benjamin
F. Payton (Chairman), J. Harold Chandler, Earnest W. Deavenport, Jr., Victoria
B. Jackson, Ronald L. Kuehn, Jr. and John N. Palmer. In addition to reviewing potential nominees and recommending new directors, the Director Affairs Committee is charged with reviewing the structure of the Board and its operation and recommending changes where appropriate. Procedures whereby individual shareholders can submit recommendations of persons to be considered for nomination as a director of AmSouth are described below in the "MISCELLANEOUS INFORMATION" section of this Proxy Statement. The committee met twice during 1999.

 The Finance and Employee Benefits Committee is currently composed of Directors Elmer B. Harris (Chairman), James E. Dalton, Jr., Earnest W. Deavenport, Jr., James A. Haslam II, Francis A. Newman and Herbert A. Sklenar and met four times during 1999. The committee approves financial and investment policies, reviews the insurance risk management policy of AmSouth and oversees various aspects of AmSouth's broad-based employee benefit plans.

 The Strategic Planning Committee addresses the mission and strategic plans of AmSouth and significant issues and opportunities that affect that strategy. The committee also reviews AmSouth's plans for succession and management development and the performance of the Chief Executive Officer. The current members of the committee are all directors other than Mr. Ritter and Mr. Hoaglin. The committee met twice during 1999.

 The Trust and Investment Committee has general oversight responsibility for the trust and investment activities of AmSouth and its subsidiaries. The current members of the committee are Directors Rodney C. Gilbert (Chairman), James R. Malone, Francis A. Newman, John N. Palmer and Herbert A. Sklenar. The committee met four times during 1999.

 The Executive Committee has the power to exercise all of the authority of the Board of Directors, to the extent allowed by law, and is specifically given the authority, among other things, to declare dividends. The current members of the committee are Directors C. Dowd Ritter (Chairman), Dennis C. Bottorff,
J. Harold Chandler, Rodney C. Gilbert, Elmer B. Harris, Ronald L. Kuehn, Jr., Claude B. Nielsen and Benjamin F. Payton. The committee did not meet during 1999.

Director Attendance

 During 1999, all incumbent directors of AmSouth attended at least 75 percent of the total number of meetings of the Board of Directors and meetings of the committees of which they were members except Martha R. Ingram and Francis A. Newman. AmSouth believes that attendance at meetings is only one means by which directors may contribute to the effective management of AmSouth and that the contributions of all directors have been substantial.

Section 16(a) Beneficial Ownership Reporting Compliance

 AmSouth is not aware of any instance during 1999 in which directors or executive officers of AmSouth failed to make timely filings required by
Section 16(a) of the Securities Exchange Act of 1934 other than one late filing of a Form 4 by E.W. Stephenson, Jr., relating to one transaction. AmSouth has relied on written representations of its directors and executive officers and copies of the reports that have been filed in making required disclosures concerning beneficial ownership reporting.

Certain Relationships, Related Transactions and Legal Proceedings

 Certain directors and executive officers of AmSouth and AmSouth Bank, and certain associates and members of the immediate families of these individuals, were customers of, and had loan transactions with the banking subsidiaries of AmSouth in the ordinary course of business during 1999. In addition, certain of the foregoing are or have been executive officers or 10 percent or more shareholders in corporations, or members of partnerships, which are customers of such banking subsidiaries and which have had loan transactions with such subsidiaries in the ordinary course of business. In the opinion of the management of AmSouth, all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and corporations and did not involve more than the normal risk of collectibility or present other unfavorable features. Transactions of a similar nature will, in all probability, occur in the future in the ordinary course of business.

 On September 13, 1996, Anchor Glass Container Corporation ("Anchor") filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Chapter 11 Filing"). At the time of the Chapter 11 Filing, Director James R. Malone was Chairman, President and Chief Executive Officer of Anchor. Upon filing the petition, Anchor sought approval of the Bankruptcy Court for the sale of substantially all of its assets. This sale was approved by the Bankruptcy Court in December 1996 and was consummated on February 5, 1997. Mr. Malone ceased to be affiliated with Anchor in February 1997.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

 The following table provides summary information concerning compensation paid by AmSouth and its subsidiaries to its Chief Executive Officer and each of the four other most highly compensated executive officers of AmSouth at December 31, 1999 (hereinafter referred to as the "named executive officers"), for the fiscal years ended December 31, 1999, 1998 and 1997.

                          SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------------------
                                         Annual Compensation                Long Term Compensation
                                  --------------------------------- --------------------------------------
                                                                              Awards             Payouts
                                                                    --------------------------- ----------
                                                          Other                      Securities
                                                          Annual       Restricted    Underlying
                                                       Compensation      Stock        Options/     LTIP         All Other
Name and Principal Position  Year Salary($)  Bonus($)    ($)(/1/)   Award(s)($)(/2/)  SARs(#)   Payouts($)   Compensation($)
---------------------------  ---- --------- ---------- ------------ ---------------- ---------- ----------   ---------------
C. Dowd Ritter               1999 $789,167  $1,183,750   $155,521      $2,468,750     400,000      None(/4/)    $ 93,387(/5/)
 President & Chief           1998 $700,000  $1,092,000   $174,205      $        0           0                   $ 83,825
 Executive Officer of        1997 $640,000  $  900,000   $ 76,328      $        0           0                   $ 46,070
 AmSouth & Chairman,
 President & Chief
  Executive
 Officer of AmSouth
  Bank

Sloan D. Gibson, IV          1999 $362,500  $  562,500   $ 49,346      $        0     150,000                   $236,993(/5/)
 Senior Executive Vice       1998 $320,000  $  294,400   $ 42,907      $        0           0                   $ 19,200
 President & Tennessee,      1997 $260,000  $  234,000   $ 26,402      $        0           0                   $ 15,600
 Mississippi and
  Louisiana
 Banking Group Head

Candice W. Bagby             1999 $278,125  $  500,312   $ 30,131      $        0      75,000                   $ 16,688(/5/)
 Senior Executive Vice       1998 $260,000  $  231,400   $ 51,172      $        0           0                   $ 15,600
 President & Consumer        1997 $240,000  $  204,000   $ 28,898      $        0           0                   $ 14,400
 Banking Group Head

E.W. Stephenson, Jr.         1999 $346,250  $  346,250   $ 56,620      $        0     100,000                   $ 42,667(/5/)
 Senior Executive Vice       1998 $320,000  $  291,200   $117,160      $        0           0                   $ 58,174
 President & Florida         1997 $300,000  $  255,000   $ 35,861      $        0           0                   $ 56,974
 Banking Group Head

W. Charles Mayer, III        1999 $305,208  $  286,896   $ 44,253      $        0     100,000                   $ 23,213(/5/)
 Senior Executive Vice       1998 $280,000  $  249,200   $ 50,506      $        0           0                   $ 22,000
 President & Alabama         1997 $260,000  $  221,000   $ 43,592      $        0           0                   $ 20,800
 Banking Group Head
-----------------------------------------------------------------------------------------------------------------------------

(1) These amounts include tax gross-ups and perquisites such as club dues, auto allowances, supplemental long term disability insurance and financial planning assistance.
(2) Amount is based on market value on date of grant. Dividends are paid on all restricted shares. The following table provides information about restricted shares unreleased as of December 31, 1999.

                               Aggregate # of                              Value Based on
                              Restricted Shares                            Year End Stock
    Name                           Held(3)                                Price of $19.3125
    ----                      -----------------                           -----------------
    Ritter                         353,125                                   $6,819,727
    Gibson                          40,500                                   $  782,156
    Bagby                           40,500                                   $  782,156
    Stephenson                      40,500                                   $  782,156
    Mayer                           40,500                                   $  782,156

    None of the restricted awards listed in the Summary Compensation Table or in the Footnote Table above had an original vesting schedule of less than three years, although vesting is accelerated upon change in control of AmSouth.
(3) Amounts shown in this column reflect the effects of a three-for-two stock split in May 1999.
(4) No payouts were made in 1999 under the Long Term Incentive Plan currently in place for the named executive officers known as the 1997 Performance Incentive Plan. For further information about this Plan, see the discussion on pages 19 and 20.
(5) These amounts reflect Company Matching contributions to the AmSouth Thrift Plan and Supplemental Thrift Plan and payouts related to the former Profit Sharing Plan as shown below.

                                     Company                                        Prior Profit
    Name                           Match Thrift                                     Sharing Plan
    ----                           ------------                                     ------------
    Ritter                           $47,350                                           $7,670
    Gibson                           $21,750                                           $    0
    Bagby                            $16,688                                           $    0
    Stephenson                       $20,775                                           $4,810
    Mayer                            $18,013                                           $5,200

   In the case of Mr. Ritter, the amount shown in the Summary Compensation Table also includes the company's share of the annual premium paid in the amount of $38,367 for the split dollar life insurance under which he is covered. In the cases of Messrs. Gibson and Stephenson, the amounts shown in the Summary Compensation Table include relocation-related payments in the amounts of $215,243 and $17,082, respectively.

Stock Options

  The following table contains information regarding the grant of stock options to the named executive officers during 1999.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR*

                             Individual Grants
 --------------------------------------------------------------------------
                                                                             Potential Realizable
                                       Percent of                              Value at Assumed
                          Number of      Total                              Annual Rates of Stock
                          Securities  Options/SARs Exercise                 Price Appreciation for
                          Underlying   Granted to  or Base                       Option Term
                         Options/SARs Employees in  Price                   ----------------------
          Name            Granted (#) Fiscal Year   ($/Sh)  Expiration Date   5%($)      10%($)
------------------------ ------------ ------------ -------- --------------- ---------- -----------
C. Dowd Ritter..........   400,000        19.3%    $24.6875 October 3, 2009 $6,210,320 $15,738,200
Sloan D. Gibson, IV.....   150,000         7.2%    $24.6875 October 3, 2009 $2,328,870 $ 5,901,825
Candice W. Bagby........    75,000         3.6%    $24.6875 October 3, 2009 $1,164,435 $ 2,950,913
E. W. Stephenson, Jr....   100,000         4.8%    $24.6875 October 3, 2009 $1,552,580 $ 3,934,550
W. Charles Mayer, III...   100,000         4.8%    $24.6875 October 3, 2009 $1,552,580 $ 3,934,550

-------
* One-third of the stock options become exercisable each year over a three year period (except in the case of Mr. Ritter, where vesting is over the last three years of a five year period), although vesting is accelerated upon death, disability, retirement or a change in control of AmSouth. The exercise price is equal to the closing price of AmSouth common stock on the New York Stock Exchange on the date of grant.

Option Exercises and Holdings

  The following table provides information concerning the exercise of stock options during 1999 by the named executive officers and the unexercised stock options held by them at December 31, 1999.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                   FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                 Number of Securities        Value of Unexercised
                                                                Underlying Unexercised           In-the-Money
                                                                   Options/SARs at              Options/SARs at
                                                                      FY-End(#)                 FY-End($)(/2/)
                           Shares Acquired    Value Realized ---------------------------- ---------------------------
          Name           on Exercise (#)(/1/)    ($)(/2/)    Exercisable / Unexercisable  Exercisable / Unexercisable
------------------------ -------------------- -------------- ---------------------------  ---------------------------
C. Dowd Ritter..........             0           $      0     295,552 / 400,000            $2,762,302/ $ 0
Sloan D. Gibson, IV.....             0           $      0      92,806 / 150,000            $  889,681/ $ 0
Candice W. Bagby........             0           $      0      54,079 /  75,000            $  481,457/ $ 0
E.W. Stephenson, Jr. ...        10,486           $161,307      66,212 / 100,000            $  608,394/ $ 0
W. Charles Mayer, III...             0           $      0      78,504 / 100,000            $  738,713/ $ 0

-------
(1) Amounts shown in this column reflect the effects of a three-for-two stock split in May 1999.
(2) Market value of underlying securities at exercise or year-end, as applicable, minus the exercise price.

Retirement Plan

 The following table shows the estimated annual benefits payable at normal retirement age (age 65) under AmSouth's qualified defined benefit Retirement Plan, as well as under a nonqualified Supplemental Retirement Plan. This supplemental plan provides benefits that would otherwise be denied participants under the qualified Retirement Plan because of Internal Revenue Code limitations on qualified plan benefits, as well as additional benefits that serve to strengthen the competitiveness of AmSouth's overall executive compensation program. Participants vest in the plans after five years of service.

                              PENSION PLAN TABLE

                                                    Years of Service
Average Annual                           ---------------------------------------
Covered Compensation                       10      15      20      25      30
--------------------                     ------- ------- ------- ------- -------
$  200,000..............................  34,245  51,624  69,174  86,724 104,274
   300,000..............................  52,245  78,624 105,174 131,724 158,274
   400,000..............................  70,245 105,624 141,174 176,724 212,274
   500,000..............................  88,245 132,624 177,174 221,724 266,274
   600,000.............................. 106,245 159,624 213,174 266,724 320,274
   700,000.............................. 124,245 186,624 249,174 311,724 374,274
   800,000.............................. 142,245 213,624 285,174 356,724 428,274
   900,000.............................. 160,245 240,624 321,174 401,724 482,274
 1,000,000.............................. 178,245 267,624 357,174 446,724 536,274
 1,100,000.............................. 196,245 294,624 393,174 491,724 590,274
 1,200,000.............................. 214,245 321,624 429,174 536,724 644,274
 1,300,000.............................. 232,245 348,624 465,174 581,724 698,274
 1,400,000.............................. 250,245 375,624 501,174 626,724 752,274
 1,500,000.............................. 268,245 402,624 537,174 671,724 806,274
 1,600,000.............................. 286,245 429,624 573,174 716,724 860,274
 1,700,000.............................. 304,245 456,624 609,174 761,724 914,274
 1,800,000.............................. 322,245 483,624 645,174 806,724 968,274

 Pursuant to Mr. Ritter's Employment Agreement with AmSouth, if he remains chief executive officer until he is 55, he will receive a total retirement benefit ranging from 42 percent to 60 percent of his "Final Average Pay" (as defined), depending on the age at which he retires. The benefits shown in the table above are not subject to any deduction for Social Security benefits or other offset amounts. The compensation covered by the combination of plans covering the named executive officers is the base salary plus bonus earned for the year by the executive. The amount of the retirement benefit is determined by the length of the retiree's credited service under the plans and the annual average covered compensation, which is the base salary plus bonus for the retiree for the highest five consecutive calendar years of earnings out of the last ten years worked. The full years of credited service under the plans for the named executive officers are as follows: Ms. Bagby: 5 years; Mr. Gibson: 7 years; Mr. Mayer: 21 years; Mr. Ritter: 27 years; and Mr. Stephenson: 24 years. For purposes of calculating the benefit provided under the plans, credited service in excess of 30 years is disregarded. Benefits shown are computed as a straight life annuity beginning at age 65.

Compensation of Directors

 Fees

 Non-employee directors of AmSouth are paid a fee of $4,000 per calendar quarter ($4,750 for Committee Chairmen) during which the director has served. In addition, each such director is paid a fee of $1,500 for each meeting of the Board and $800 for each committee meeting which the director attends. Individual directors may, at their option, elect to defer the receipt of directors' fees, and the deferred amounts are deemed invested in AmSouth common stock. All of the directors of AmSouth have elected to defer receipt of some or all of the retainer and meeting fees they are paid for service on the Board of Directors and to invest these fees in Deferred Stock of AmSouth.
Mr. Bottorff began service as Chairman of the Board of Directors of AmSouth in October 1999 pursuant to an employment agreement with AmSouth that extends through January 1, 2001. Under the agreement Mr. Bottorff is paid, for the period beginning October 1, 1999 through the end of his employment agreement period, a salary and bonus equal to that of the Chief Executive Officer of AmSouth (subject to a minimum payment amount).

 Director Stock Purchase Program

 Under AmSouth's Director Stock Purchase Program, directors who own less than 5,000 shares of AmSouth stock and are not within three years of scheduled retirement from the Board are required to use at least one quarterly retainer each 15 months to purchase AmSouth stock. This requirement may also be fulfilled by the deferral of fees that are invested in Deferred Stock as described in "Fees" above.

 Stock Option Plan for Outside Directors

 Each non-employee director of AmSouth is a participant in the Stock Option Plan for Outside Directors. The Plan provides that each year such directors will each be awarded options to purchase 3,750 shares of AmSouth common stock at the fair market value of such stock on the date the options are granted. The options become exercisable approximately one year after date of grant. Options that are not yet exercisable become exercisable upon the death, retirement or disability of a director. The first awards of options were made in April 1999.

 Director Restricted Stock Plan

 Each non-employee director of AmSouth is a participant in the five-year Director Restricted Stock Plan which was adopted in April 1995 and which ends on April 1, 2000. Each such director who was a member of the Board of Directors on the effective date of the Plan (other than directors who were scheduled to retire before April 1, 2000) was granted 1,000 shares of restricted stock. The Plan provides that 200 shares granted to each director will vest on April 1 of each of the years 1996 through 2000. Adjustments are made in outstanding shares for stock splits and similar corporate events. Each person who first became a non-employee director after April 20, 1995 has been granted a reduced number of shares proportionate to the remaining term of the Plan. All shares of restricted stock will vest immediately upon the director's death or disability. At the time the restricted stock vests, the director is entitled to receive a cash tax-offset "supplemental payment" in an amount equal to the amount necessary to pay the federal and state income tax payable with respect to both the vesting of the restricted stock and receipt of the supplemental payment, assuming the director is taxed at the maximum effective tax rate. If a director leaves the Board of Directors before all of the director's shares of restricted stock have vested, the unvested shares will be forfeited, except for those shares that were scheduled to vest on the next April 1, which will vest upon the director leaving the Board. This Plan will expire on April 1, 2000.

Employment Contract and Change-in-Control Agreements

 AmSouth has entered into an employment agreement (the "Agreement") with Mr. Ritter. The Agreement has an initial term of five years, but contains automatic renewal provisions such that the remaining term of the Agreement at any given time will be five years. The Agreement provides that Mr. Ritter will be paid the following compensation: an annual base salary not less than $900,000; the opportunity to earn an annual bonus under AmSouth's Executive Incentive Plan; a one-time grant of 100,000 shares of restricted stock and stock options for 400,000 shares of AmSouth common stock, both of which grants vest in three equal annual installments beginning on the third anniversary of the date of grant; a specified total retirement benefit; AmSouth's normal employee benefits commensurate with his position; reimbursement of reasonable expenses incurred in accordance with AmSouth's policies; and supplemental life insurance coverage.

 If Mr. Ritter's employment is terminated by AmSouth for reasons other than for "Cause" or "Disability", or if he terminates his employment for "Good Reason" (all as defined in the Agreement): (A) he is entitled to be paid a lump sum in cash equal to the sum of: (i) unpaid base salary through date of termination, a prorated annual bonus, any previously deferred compensation and accrued vacation pay (the "Accrued Obligations"); (ii) three times annual compensation;
(iii) a total retirement benefit as calculated under the Agreement ("Retirement Benefit"); and (iv) accrued benefits under AmSouth's Supplemental Thrift Plan;
(B) all unvested stock awards will vest; and (C) he will be paid any amounts due under other AmSouth employee benefit plans and certain other benefits. If employment is terminated due to death or Disability, (A) he or his estate will be paid the Accrued Obligations and such other benefits as would be paid to senior executives in such cases, and (B) all unvested restricted stock and stock options will vest. If Mr. Ritter's employment is terminated for Cause or if he terminates it without Good Reason, he will be paid his base salary through date of termination, the Retirement Benefit, and any amounts due under other AmSouth employee benefit plans. AmSouth will also reimburse Mr. Ritter for certain excise taxes that he may be obligated to pay as a result of receiving payments under the Agreement.

 AmSouth has also entered into change-in-control agreements with each of the named executive officers other than Mr. Ritter. These agreements are structured such that they have an employment period of two years that begins on the date (the "Effective Date") that a "change of control" (as defined in the agreement) occurs. During the employment period the executive will be paid the following compensation: an annual base salary at least equal to twelve times the highest monthly base salary payable prior to the Effective Date; an annual bonus at least equal to the highest annual bonus paid for the three years prior to the Effective Date; the ability to participate in AmSouth's normal employee benefit plans at an appropriate level; reimbursement for expenses in accordance with AmSouth policy; and fringe benefits consistent with those previously afforded the executive.

 If, during the two-year period following the change in control, the company terminates the executive's employment other than for "Cause" or "Disability", or the executive terminates his or her employment for "Good Reason" (all as defined in the agreement), the executive will be paid a lump sum payment equal to the sum of the following: (A) unpaid base salary through the date of termination, a prorated annual bonus amount, any previously deferred compensation and accrued vacation pay (the "Accrued Obligations"); (B) three times annual compensation; (C) the actuarial present value of accrued benefits under AmSouth's Supplemental Retirement Plan; and (D) aggregate benefits accrued under AmSouth's Supplemental Thrift Plan. The executive will also be reimbursed for certain excise taxes that may be due in connection with payments made under the agreement.

 In the event of termination of employment during the employment period due to death or Disability, the executive or the executive's estate will be paid the Accrued Obligations and such other benefits as would be paid to peer executives in such cases. If the executive's employment is terminated during the employment period (i) for Cause, the executive will be paid unpaid base salary through termination, deferred compensation and certain other benefits due under company plans, or (ii) because of voluntary termination by the executive without Good Reason, the executive will be paid the Accrued Obligations and other benefits due under company plans.

Information with Respect to Executive Compensation Committee Interlocks and Insider Participation in Compensation Decisions

 The following directors currently serve as members of the Executive Compensation Committee of AmSouth's Board of Directors:

 J. Harold Chandler (Chairman)
 Rodney C. Gilbert
 Elmer B. Harris
 Martha R. Ingram
 James R. Malone
 Claude B. Nielsen

Directors Ronald L. Kuehn, Jr. and Herbert A. Sklenar also served as members of the committee for a portion of 1999.

 C. Dowd Ritter, President and Chief Executive Officer of AmSouth, serves as a director of Alabama Power Company, and Elmer B. Harris, President and Chief Executive Officer of Alabama Power Company, serves as a member of the Executive Compensation Committee of AmSouth.

Executive Compensation Committee Report on Executive Compensation

 Introduction and Overall Philosophy

 The Executive Compensation Committee (the "Committee") of AmSouth's Board of Directors is composed of six non-officer directors. The Committee oversees AmSouth's executive compensation program and is specifically responsible for evaluating and approving compensation plans, payments and awards for AmSouth's most senior executives under this program. During 1999, the Committee held five meetings.

 In discharging this responsibility, the Committee has, for a number of years, used the services of compensation consultants as a resource, including to assist in the development of the current AmSouth executive compensation plans.

 The following comments are applicable to executive officers of AmSouth (the eleven members of the corporate Management Committee at year-end 1999), including the Chief Executive Officer and the named executive officers.

 Executive Compensation Program

 AmSouth's executive compensation program has as its stated purpose to attract, reward, retain and motivate the strong leadership necessary to achieve, over time, superior financial performance. There are three components to the program: base salary, short term incentives and long term incentives.

 Base salary provides the foundation for executive pay; its purpose is to compensate the executive for performing his or her basic duties. The short term incentive program is intended to provide rewards for favorable short term performance. The purpose of the long term incentive program is to provide incentives and rewards for long term performance and to motivate long term thinking.

 AmSouth provides total compensation opportunities for executives generally based on a comparison with the practices of a group of Peer Banks as hereinafter defined. Within this framework, the opportunities are designed with both an external and internal focus. Externally, the intent is to correlate the opportunities with AmSouth's performance ranking among the Peer Banks. Internally, the intent is to correlate the actual awards with AmSouth's performance results achieved as compared to the short and long term goals set.

 The Peer Bank group utilized by AmSouth includes U.S. bank holding companies with total assets ranging from $20 billion to $100 billion for which compensation data is available. The Committee believes this is the best comparison group for AmSouth, both for purposes of establishing competitive levels of compensation and to compare relative performance. It reflects the banking industry at an appropriate size relative to AmSouth and is large enough to provide a valid comparison both for compensation and performance. For purposes of the stock performance graph comparison contained in this Proxy Statement, AmSouth has compared itself to the performance of the S&P Regional Bank Index because it is a conveniently referenced, published index. However, AmSouth believes that a more select peer group is appropriate for purposes of establishing executive compensation.

 Base Salary

 AmSouth's salary ranges are set so that their midpoints are at the average of the Peer Banks, as those banks are represented in various salary surveys to which AmSouth has access.

 Progress within a particular executive's salary range, and thus an annual base salary increase, is determined based on:

   Projected base salary increases in the banking industry in general; and

   The individual's experience, tenure, and individual performance each year.

 Base salary adjustments for all executive officers are approved by the Committee and, with respect to the named executive officers, the base salaries earned are reflected in the Summary Compensation Table for 1999. In general, base salaries for executive officers are at the average of the Peer Banks.

 Short Term Incentive Program

 AmSouth's primary short term incentive plan for its senior managers, the Executive Incentive Plan, calls for the establishment of annual goals for the overall Corporation and each business unit. Corporate performance is determined by the Committee's evaluation of the year's results against the annual goals approved by the Committee. Goals for objective performance measurement purposes under the plan may include one or more of the following:

  Earnings per Share
  Return on Average Assets
  Return on Average Equity
  Credit Quality Measures
  Efficiency Ratio
  Loan Growth
  Deposit Growth
  Non-Interest Revenue Growth

 The organizational focus and weighting for the purpose of goal setting and evaluation varies depending on the Executive Incentive Plan participant category. Currently, the participants are the members of the corporate Management Committee. Payments for Officer/Directors (during 1999 only Mr. Ritter) are based solely on the Corporation's performance against goals. Other senior executives' payments are based primarily on the Corporation's performance and, secondarily, on their unit's performance against goals.

 Each participant has a "base bonus opportunity," expressed as a percentage of base pay associated with the achievement of goals. The base bonus opportunities are established by analyzing the average practices of the previously referenced Peer Banks as represented in available surveys. Under the Executive Incentive Plan, these targeted payment percentages differ depending on various participant levels and positions held, and for the 1999 performance year ranged from 45% up to 75%.

 The actual percentage can range from 0% to 200% of the base bonus opportunity based on a rating from 0.0 to 2.0 as determined by an evaluation of performance results against goals. The Committee may exercise downward discretion from these amounts. Payouts under the Executive Incentive Plan will be made in cash, and a participant can defer his or her payout by making a written election to do so prior to the Plan Year in accordance with the AmSouth Bancorporation Deferred Compensation Plan. Amounts deferred are deemed invested in AmSouth stock and payouts are made in AmSouth stock.

 The Executive Incentive Plan has been approved by the shareholders, and, therefore, all amounts paid under this Plan will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the "Code") and will be tax deductible.

 In addition, the Committee has the ability to make supplemental bonus awards in addition to those under the Executive Incentive Plan.

 Long Term Incentive Program
 1997 Performance Incentive Plan

 The 1997 Performance Incentive Plan ("PI Plan") was applied to AmSouth's most senior officers (the nine members of the corporate Management Committee during the PI Plan's performance period) to focus their attention and energy on the bank's three-year strategic plan. The Plan linked cash award opportunities to the achievement of aggressive goals for EPS and ROE for the three-year period 1997-1999. Participants in the PI Plan were not eligible to receive regular stock option and restricted stock grants during the 1997-1999 period. The only grants made to the participants during this period were the special grants made in October 1999 (see discussion below). In addition, participants in the PI Plan were invited to (and did) make open market purchases of AmSouth stock. Each share purchased was matched with a share of restricted stock that was to vest at retirement. Under the PI Plan, if any purchased shares were sold within six years from the date of purchase, such sale reduced (share-for-share) the participant's restricted stock grant. Inasmuch as the performance goals for 1997-1999 had been achieved or exceeded by the Fall of 1998, additional cash incentive opportunities linked to new ROE and EPS goals extending to the end of 2000 were awarded in September 1998.

 The merger of AmSouth and First American Corporation triggered the change-in-control provisions of the PI Plan and the associated restricted stock grants. Under those provisions, the cash awards for the operative performance periods were to be paid and vesting of restricted stock was to be accelerated. These payments were made in 2000.

 During the first half of 1999 (prior to entering into merger discussions with First American), the Committee had directed its consultant and Management to begin developing recommendations for a long term incentive approach which would replace the PI Plan when it expired. Prior to the presentation of recommendations, the merger was announced. Due to the efforts which would be required to complete the merger and the "pooling of interests" accounting approach being used, efforts to develop the new long term incentive approach were postponed until the beginning of 2000. While final design determinations have not been completed, it is anticipated that the new long term incentive approach for 2000 will center on the use of performance-based stock option grants. It is further anticipated that a common program will be used for all officers and executives who are eligible to participate in the long term incentive program, rather than applying a different program to the members of the Management Committee as has been the practice in recent years.

 1996 Long Term Incentive Compensation Plan

 AmSouth's 1996 Long Term Incentive Compensation Plan (the "1996 LTIP") was approved by shareholders in 1996 and is qualified under Section 162(m) of the Code. Its primary purpose is to promote the long term success of AmSouth and its subsidiaries by providing financial incentives to key employees who are in positions to make significant contributions toward such success.

 The 1996 LTIP is a key component of executive compensation, and two types of long term incentives were utilized under it in 1999: stock options and restricted stock grants. As described below, the 1996 LTIP links executives' interests directly to the interests of shareholders in two ways:

   The greater the increase in stock value, the greater the reward to the executive under both types of incentives; and

   The number of shares of restricted stock granted increases as AmSouth's long term performance against the Peer Banks improves.

 AmSouth develops its grant sizes for stock options and restricted stock first by determining the average of the long term incentive opportunities provided to executives in similar positions at the Peer Banks. This calculation is made with the help of an outside consultant. Market data on the Peer Banks is limited to that available in surveys to which AmSouth has access.

 Then, the Committee delivers one-half of that value in the form of stock options and one-half in the form of a target restricted stock opportunity that is based on AmSouth's performance against the Peer Banks. (The actual restricted stock award may differ from the target opportunity depending on performance, as discussed below.) The Committee believes this strikes an appropriate balance between incentives for future performance and rewards for past performance.

 Stock Options

 Stock options are granted for two primary reasons. First, the Committee believes that they align executive pay with shareholders' interests, since no rewards are realized unless the stock value increases. Second, they are the most prevalent type of long term incentive at the Peer Banks, and the issuance of options enables AmSouth to be competitive in that respect.

 The regular annual awards of options to purchase AmSouth stock that were granted in 1999 were issued at 100% of the fair market value of AmSouth common stock on the date of the grant, became exercisable one year after date of grant, and expire ten years after the date of grant, except in the cases of death, disability, retirement and change in control. In these cases the options vest immediately and must be exercised within certain specified periods following any one of the events noted above. In the case of voluntary termination or involuntary termination without cause, outstanding vested options must be exercised within a specified time period. In the case of termination for cause, all outstanding options are forfeited. To the extent possible under the Code, such options qualify as "incentive stock options" under Section 422(a) thereof.

 In addition to the regular grants made in February 1999, special stock option grants were made to selected officers and executives in October 1999. These grants were made in recognition of several factors, including contributions made to the culmination of the merger, retention, consideration for relinquishing prior change-in-control agreements and reinstitution of a long term incentive element given the accelerated completion of the PI Plan. These grants were issued at 100% of the fair market value of AmSouth common stock on the date of grant and will vest equally over a three-year period. As noted above, AmSouth contemplates the use of performance-based option grants in the future.

 Restricted Stock

 Most of the restricted stock grants made in 1999 were based on the percentile ranking of AmSouth's prior three-year total shareholder return (TSR) against the Peer Banks. A formula was developed that provides a particular grant based on the percentile level of performance. The better the performance, the larger the grant size. Grant sizes can range from 0% to 200% of an average market grant. One hundred percent of an average market grant would result if AmSouth's performance is at the 50th percentile of the Peer Banks' performance results. For the three years ending with 1998, AmSouth's TSR performance was at the 65th percentile of the Peer Banks. This resulted in a restricted stock grant at 137% of the targeted Peer Bank average. In addition, a limited number of special restricted stock grants were made in 1999 primarily to attract new executives to AmSouth. No shares of restricted stock were granted to the members of the Management Committee in 1999, except as noted below for Mr. Ritter. For the restricted stock grants made in 1999, the stock will be held by the Corporation for three years before it is released to the executive, except in the cases of death, disability, retirement and change in control. In these cases, the restricted stock will vest immediately. Executives receive dividends on their shares and experience the impact of stock price decreases and the rewards of stock price increases throughout the restriction period. Thus, executives are encouraged to think in ways that promote corporate performance and benefit shareholders. These shares also serve as a positive incentive to encourage key officers to remain with the Corporation, since the stock is forfeited if the executive leaves prior to the end of the restriction period.

 Chief Executive Officer Compensation

 Mr. Ritter has served as President and Chief Executive Officer since January 1, 1996. Mr. Ritter's salary was increased based on the Committee's assessment of his and AmSouth's overall performance. Based on market studies available to the Committee, the Committee believes Mr. Ritter's current salary is slightly above the median salary paid by comparable companies. Mr. Ritter's short term incentive payment for 1999 was reflective of the outstanding performance results achieved by AmSouth under his leadership. His salary and bonus are reflected in the Summary Compensation Table. Mr. Ritter also received a special grant of 100,000 shares of restricted stock and 400,000 shares of stock options in conjunction with his entering into a new employment contract with AmSouth following the completion of the merger.

 Conclusion

 The Committee believes that under the AmSouth Executive Compensation Program, executive officers' compensation generally has been commensurate with AmSouth's financial performance and total value received by its shareholders. The Committee reviews the program on an ongoing basis and will make modifications as needed to continue to meet AmSouth's business and compensation objectives with the ultimate goal of maximizing long term shareholder value.

 Submitted by the Executive Compensation Committee of the AmSouth
Bancorporation Board of Directors:

  J. Harold Chandler (Chairman)
  Rodney C. Gilbert
  Elmer B. Harris
  Martha R. Ingram
  James R. Malone
  Claude B. Nielsen

Performance Graph

 Set forth below is a graph comparing the yearly percentage change in the cumulative total return of AmSouth's common stock against the cumulative total return of the S&P 500 Index and the S&P Regional Bank Index for the last five years. It assumes that the value of the investment in AmSouth common stock and in each index was $100.00 and that all dividends were reinvested.




                            [LOGO GRAPH GOES HERE]
                           AmSouth Stock Performance
                   5 Year Cumulative Total Return Comparison
                  AmSouth, S&P 500 & S&P Regional Bank Index
      Assumes $100 invested on 12/31/94, with reinvestment of dividends.

                    12/31/94 12/31/95 12/31/96 12/31/97 12/31/98  12/31/99
                    -------- -------- -------- -------- --------  --------
AmSouth               $100     $164     $204     $353     $454      $297
S&P 500               $100     $138     $169     $226     $290      $351
S&P Regional Bank     $100     $157     $215     $324     $358      $307

 The information provided under the headings "Executive Compensation Committee Report on Executive Compensation" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, or subject to Regulation 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to liabilities of Section 18 of the Securities Exchange Act of 1934 and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

VOTING PROCEDURES

 Under the Delaware General Corporation Law (the "DGCL") and AmSouth's Bylaws, the presence in person or by proxy of a majority of the outstanding shares of common stock is necessary to constitute a quorum of the shareholders to take action at the Annual Meeting. For these purposes, shares which are present, or represented by a proxy, at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Once a quorum of the shareholders is established, under the DGCL (i) the directors standing for election must be elected by a plurality of the shares of common stock present, in person or by proxy, at the Annual Meeting, and (ii) any other action to be taken must be approved by the vote of the holders of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting (unless Delaware law would require a greater percentage with respect to a specific matter). Abstentions and broker non-votes will not have an effect on the outcome of the election of directors.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

 The independent public accounting firm selected by the Board of Directors for the calendar year 2000 is Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

MISCELLANEOUS INFORMATION

Shareholder Proposals

 In order to be included in the proxy materials for AmSouth's 2001 Annual Meeting, shareholder proposals submitted to AmSouth in compliance with Securities and Exchange Commission ("SEC") Rule 14a-8 (which concerns shareholder proposals that are requested to be included in a company's proxy statement) must be received in written form at AmSouth's executive offices on or before November 13, 2000. Pursuant to SEC Rules 14a-4 and 14a-5 (which concern the exercise of discretionary voting authority when a shareholder commences his or her own proxy solicitation outside of the processes of Rule 14a-8) shareholders are advised that under the advance notice provisions of AmSouth's Bylaws a shareholder proposal will be considered untimely with respect to the 2001 Annual Meeting if received by AmSouth after February 19, 2001. For more information on the advance notice provisions of AmSouth's Bylaws see "Nominations for Directors," below.

Nominations for Directors

 AmSouth's Bylaws require shareholders who wish to submit to the Annual Meeting of Shareholders nominations of persons for election to the Board of Directors to follow certain procedures. The shareholder must give notice in writing of the nomination to the Secretary of AmSouth at its office at 1400 AmSouth-Sonat Tower, 1900 Fifth Avenue North, Birmingham, Alabama 35203, not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the first anniversary of the preceding year's Annual Meeting. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be delivered not earlier than the close of business on the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by AmSouth. The shareholder must be a shareholder of record at the time the notice is given. The shareholder's notice must set forth (a) as to each nominee all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder (including the nominee's written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected) and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of the shareholder, as they appear on AmSouth's books, and of such beneficial owner and (ii) the number and class of shares of AmSouth owned of record and beneficially by such shareholder and such beneficial owner.

                         Please Detach Proxy Card Here

                                   PROXY CARD




                            AMSOUTH BANCORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Stephen A. Yoder, T. Kurt Miller and  Carl
L. Gorday, and each of them, proxies with full power of substitution to vote all of the shares of common stock of AmSouth Bancorporation held of record by the undersigned at the Annual Meeting of Shareholders to be held on Thursday, April 20, 2000, and at any adjournments thereof. This card also provides voting instructions for shares held in the AmSouth Bancorporation Thrift Plan, the FIRST Plan and the AmSouth Bancorporation Dividend Reinvestment and Common Stock Purchase Plan, and held of record by the trustee and agent of such plans. If no directions are given, the proxies will vote for the election of all nominees. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, and (ii) on any other matter that may properly come before the meeting.

            (Continued and to be dated and signed on the reverse side.)

                      AMSOUTH BANCORPORATION
                      P.O. BOX 11055
                      NEW YORK, N.Y. 10203-0055

The Board of Directors recommends
a vote "FOR" Item 1

Proposal 1. Election of Directors

    FOR all nominees [ ]     WITHHOLD AUTHORITY to vote [ ]      *EXCEPTIONS [ ]
    listed below             for all nominees listed below

Nominees: Martha R. Ingram, Ronald L. Kuehn, Jr., Francis A. Newman, John N. Palmer, C. Dowd Ritter
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions  _________________________________________________________________

                             Please sign exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

                                   Dated:  ____________________, 2000

                                  ___________________________________
                                        Signature of Shareowner


Mark, Sign, Date and Return the Proxy Card         Votes must be indicated
Promptly Using the Enclosed Envelope.              (X) in Black or Blue ink. [ ]


                               Please Detach Here
                 You Must Detach This Portion of the Proxy Card
                  Before Returning It in the Enclosed Envelope